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EXHIBIT 99.1

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            MCAFEE ASSOCIATES, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

P       The undersigned stockholder of McAfee Associates, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of (1) the Notice of R Special Meeting of Stockholders of the Company mailed on October 31, 1997, and (2) Proxy Statement relating to the Special Meeting of Stockholders of O the Company, and hereby appoints William L. Larson and Prabhat K. Goyal, and each of them, proxies and attorneys-in-fact, with full power to each of X substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held Y on December 1, 1997 at 8:00 a.m., local time, at the Westin Hotel, 5101 Great
   America Parkway, Santa Clara, California 95054, and at an adjournment or adjournments thereof, and to vote all shares of Common Stock and Series A Preferred Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth.

      CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE. [SEE REVERSE SIDE]

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[X] Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ITEMS MENTIONED BELOW.

     1. To vote upon the issuance of shares of the Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") to the stockholders of Network General Corporation ("Network General") pursuant to the Agreement and Plan of Reorganization dated as of October 13, 1997, as amended by the First Amendment thereto dated as of October 22, 1997 (the "Reorganization
Agreement"), among the Company, Network General and Mystery Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), providing for the merger of Merger Sub with and into Network General (the "Merger").

        FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]


     2. To vote upon an amendment to the Second Restated Certificate of Incorporation (the "Certificate") of the Company to change the corporate name of the Company to "Network Associates, Inc.," contingent upon consummation of the Merger.

        FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]


     3. To vote upon an amendment to the Certificate to increase the number of authorized shares of the Company Common Stock by 200 million shares to 300 million shares (which, if approved, will be effective whether or not the Merger is consummated).

        FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]


     4.   To vote upon amendments to the Company's 1997 Stock Incentive Plan to
(a) increase the number of shares of Company Common Stock authorized thereunder by 3.4 million shares to 5.85 million shares and (b) eliminate the ability of the Company's Board of Directors to grant options thereunder with an exercise price less than fair market value of the Company Common Stock on the date of the grant, each contingent upon consummation of the Merger.

        FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

                                  MARK HERE FOR ADDRESS CHANGE    [ ]
                                  AND NOTE AT LEFT

                                  (This proxy should be marked, dated, signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)









Signature:               Date:         Signature:               Date:
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